UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 15, 2025
TYSON FOODS, INC.
(Exact name of Registrant as specified in its charter)

Delaware		001-14704	71-0225165
(State or other jurisdiction of incorporation or organization)		(Commission File Number)	(I.R.S. Employer Identification No.)

2200 West Don Tyson Parkway,
Springdale,	Arkansas		72762-6999
(Address of Principal Executive Offices)			(Zip Code)
(479) 290-4000
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class			Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock	Par Value	$0.10	TSN	New York Stock Exchange
Class B stock is not publicly listed for trade on any exchange or market system. However, Class B stock is convertible into Class A stock on a share-for-share basis.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
Revolving Credit Agreement
On April 15, 2025, Tyson Foods, Inc. (the “Company”) entered into a Revolving Credit Agreement with certain subsidiaries of the Company from time to time party thereto as subsidiary borrowers, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Revolving Credit Agreement”), which refinanced and replaced the Company’s existing Revolving Credit Agreement, dated as of September 30, 2021, as amended by the First Amendment thereto, dated as of November 9, 2022, among the Company, the subsidiary borrowers party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (the “Existing Revolving Credit Agreement”). The Existing Revolving Credit Agreement and all commitments thereunder were terminated effective upon the Company’s entry into the Revolving Credit Agreement. The Existing Revolving Credit Agreement had provided for aggregate commitments of up to $2.25 billion.
The Revolving Credit Agreement, among other things, provides for aggregate commitments, on a senior unsecured basis, of $2.5 billion and matures on April 15, 2030, subject to two one-year extension options, and the option to establish incremental commitments of up to $500 million in the aggregate if certain conditions are met. Interest on borrowings under the Revolving Credit Agreement will accrue and be payable, at the Company’s option, at an annual rate equal to (a) the Term Secured Overnight Financing Rate (“Term SOFR”) or Daily Simple SOFR (each as defined in the Revolving Credit Agreement) plus an applicable spread or (b) the alternate base rate (“ABR”) plus an applicable spread. A facility fee will also accrue and be payable to the lenders based on the aggregate commitments under the facility. The facility fee and applicable spreads will be the percentages described in the following chart that correspond to the Company’s corporate credit rating from S&P or Moody’s, as applicable.

Ratings Level Moody’s/S&P	Facility Fee	Term SOFR/Daily Simple SOFR Spread	ABR Spread
Level 1 A3/A- or above	0.090%	0.785%	0.000%
Level 2 Baa1/BBB+	0.100%	0.900%	0.000%
Level 3 Baa2/BBB	0.110%	1.015%	0.015%
Level 4 Baa3/BBB-	0.150%	1.100%	0.100%
Level 5 Ba1/BB+ or below	0.200%	1.175%	0.175%
The covenants under the Revolving Credit Agreement are generally consistent with those in the Existing Revolving Credit Agreement and include negative covenants limiting subsidiary indebtedness; liens; mergers, consolidations, liquidations and dissolutions; asset sales; and changes in lines of business of the Company and its subsidiaries, in each case subject to certain exceptions. In addition, and consistent with the Existing Revolving Credit Agreement, the Revolving Credit Agreement requires the Company to maintain a minimum interest expense coverage ratio (consolidated EBITDA to consolidated cash interest expense, each as defined in the Revolving Credit Agreement) of at least 3.50 to 1.0 as of the end of each fiscal quarter (in each case, calculated on a trailing four fiscal quarter basis). Under the Revolving Credit Agreement, consolidated EBITDA includes additional add-backs to net income for certain taxes, losses and charges.
The Revolving Credit Agreement contains events of default substantially consistent with those in the Existing Revolving Credit Agreement, such as non-payment of obligations under other debt facilities, violation of affirmative or negative covenants, material inaccuracy of representations, non-payment of other material debt, bankruptcy or insolvency, ERISA and certain judgment defaults, change of control and failure of any guarantee to remain in full force and effect.
The foregoing description of the Revolving Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Revolving Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference into this Item 1.01.
Item 1.02. Termination of a Material Definitive Agreement.
The information set forth above under Item 1.01 of this Current Report on Form 8-K with respect to the termination of the Existing Revolving Credit Agreement and all commitments thereunder effective upon the Company’s entry into the Revolving Credit Agreement on April 15, 2025 is hereby incorporated by reference into this Item 1.02. The Existing Revolving Credit Agreement, as amended, was previously described under Item 1.01 of the Current Report on Form 8-K filed by the Company on October 4, 2021 and in Item 5 of the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2022, which descriptions are hereby incorporated by reference into this Item 1.02.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.
Item 9.01. Financial Statements and Exhibits.
(d)Exhibits

Exhibit Number	Description
10.1	Revolving Credit Agreement, dated April 15, 2025, among Tyson Foods, Inc., the subsidiary borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
104	Cover Page Interactive Data File formatted in iXBRL.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYSON FOODS, INC.

Date: April 15, 2025	By:	/s/ Curt T. Calaway

	Name:	Curt T. Calaway
	Title:	Chief Financial Officer

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